Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Nephros, Inc. on Amendment No. 1 to Form S-1 of our report, dated March 4, 2013 (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), relating to the consolidated balance sheets of Nephros, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Rothstein Kass

Roseland, New Jersey

February 3, 2014